Exhibit 99.1

EXPRESSJET REPORTS MAY 2009 PERFORMANCE

            HOUSTON, June 11, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for May 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 649 million, and available seat miles (ASM) flown were 829 million.  ExpressJet's May load factor, operating as Continental Express, was 78.2%.  The company flew 53,023 block hours and operated 28,715 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 595 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of six 41-seat aircraft and 24 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during May – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,050 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports May 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending May 30, 2009	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	649
Available Seat Miles (ASM) (millions)	829
Passenger Load Factor	78.2%
Block Hours	53,023	595
Departures	28,715
Stage Length	579

Year to date	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	2,997
Available Seat Miles (ASM) (millions)	4,049
Passenger Load Factor	74.0%
Block Hours	265,300	4,314
Departures	138,185
Stage Length	588

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